UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2017 (January 27, 2017)

Nexstar Media Group, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-50478	23-3083125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(Address of principal executive offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written	communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting	material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement	communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement	communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On January 27, 2017, Nexstar Broadcasting, Inc. (“NBI”), a wholly owned subsidiary of Nexstar Media Group, Inc. (the “Company”), provided notice of the full redemption (the “Notice”) of all $525,000,000 in aggregate principal amount of its 6 7⁄8% Senior Notes due 2020 (the “Notes”) issued pursuant to the Indenture, dated as of November 9, 2012 (as supplemented from time to time, the “Indenture”), among NBI, the guarantors party thereto and The Bank of New York Mellon, as trustee. Pursuant to the Notice, NBI has elected to redeem, on February 27, 2017 (the “Redemption Date”), all of the Notes currently outstanding.

The redemption price for the Notes, as set forth in the Indenture, is equal to 103.438% of the aggregate principal amount of outstanding Notes, plus accrued and unpaid interest thereon, if any, to the Redemption Date.

This report does not constitute a notice of redemption under the Indenture, nor an offer to tender for, or purchase, any Notes or any other security.

On December 28, 2016, LIN Television Corporation, an indirect subsidiary of the Company, commenced a change of control offer to repurchase for cash all or any part of its 5.875% Senior Notes due 2022 (the “LIN 2022 Notes”) at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Offer”). The Change of Control Offer expired at 11:59 P.M. (New York City time) on January 26, 2017. No holders of the LIN 2022 Notes tendered such notes in the Change of Control Offer and, as a result, all $400,000,000 in aggregate principal amount of the LIN 2022 Notes remain outstanding. The Company and NBI have also become guarantors of the LIN 2022 Notes (subject to the definition of “Guarantee” in the indenture governing the LIN 2022 Notes).

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or in the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2017	NEXSTAR MEDIA GROUP, INC.

	By:	/s/ THOMAS E. CARTER
Thomas E. Carter Chief Financial Officer (Principal Financial Officer)